Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-149245, 333-168804, and 333-149244) and Form S-3 (No. 333-187229) of Cardtronics, Inc. of our report dated April 9, 2014, relating to our audits of the consolidated financial statements of WSILC, L.L.C. (d/b/a Welch ATM) and Subsidiaries as of and for the years ended December 31, 2013 and 2012, included in this Current Report on Form 8-K dated June 5, 2015.

/s/ McGladrey LLP

Rockford, Illinois

June 5, 2015